Exhibit 99.1

    Moody's Corporation Reports Results for Second Quarter of 2007


    -- Revenue increased 26% from 2Q-06; Operating Income up 26%; EPS up 61%

    --  Excluding legacy tax benefit, EPS up 31%

    -- Growth led by global corporate finance and structured finance ratings

    --  Repurchased 7.7 million shares for $500 million

    -- Revenue outlook for FY 2007 is mid-teens percent growth; EPS guidance reaffirmed at low- to mid-teens percent growth


    NEW YORK--(BUSINESS WIRE)--Aug. 1, 2007--Moody's Corporation
(NYSE: MCO) today announced results for the second quarter of 2007.

    Summary of Results for Second Quarter 2007

    Moody's reported revenue of $646.1 million for the three months ended June 30, 2007, an increase of 26% from $511.4 million for the same quarter of 2006. Operating income for the quarter was $363.7 million and rose 26% from $289.1 million for the same period of last year. Diluted earnings per share were $0.95 and included $0.19 benefit from the resolution of certain legacy tax matters. Excluding the legacy tax effects in both periods, diluted earnings per share were $0.76 in 2007 versus $0.58 in 2006, or a 31% increase.

    Raymond McDaniel, Moody's Chairman and Chief Executive Officer, commented, "Moody's delivered strong double-digit revenue growth for the second quarter of 2007 across almost all lines of business and geographies. Moody's strong results for the first half of 2007, together with the diversity of our business around the world, indicates that our results for the full year 2007 will reach mid-teens percent growth in revenue and low- to mid-teens percent growth in diluted earnings per share -- despite recent concerns about the U.S. housing and high yield markets. The revenue growth expectation is consistent with the lower end of the range from our previous guidance and our EPS outlook is unchanged."

    Second Quarter Revenue

    Revenue at Moody's Investors Service for the second quarter of 2007 was $608.2 million, an increase of 28% from the prior year period. Foreign currency translation positively impacted operating results, mainly due to the weakness of the U.S. dollar relative to the euro and the British pound, increasing revenue and operating income growth by approximately 190 basis points.

    Ratings revenue totaled $530.2 million in the quarter, rising 28% from a year ago. Research revenue of $78 million was 26% higher than in the second quarter of 2006. Within the ratings business, global structured finance revenue totaled $273.4 million for the second quarter of 2007, an increase of 26% from a year earlier. U.S. structured finance revenue rose 21%, with very strong growth from rating commercial mortgage-backed securities and credit derivatives, somewhat offset by a 10% decline from rating residential mortgage-backed securities. International structured finance revenue rose 38%, benefiting from strength across all asset classes including exceptional growth from the commercial mortgage-backed securities and credit derivatives areas of the business.

    Global corporate finance revenue of $141.0 million in the second quarter of 2007 rose 37% from the same quarter of 2006. Revenue in the U.S. rose 27% from the prior year period, reflecting very strong growth from rating bank loans and speculative grade bonds. Outside the U.S., corporate finance revenue increased 56% driven by strong growth of investment- and speculative-grade issuance in Europe.

    Global financial institutions and sovereigns revenue totaled $83.8 million for the second quarter of 2007, 25% higher than in the prior year period. Revenue increased 24% in the U.S., driven primarily by strong issuance in the banking and insurance sectors. Outside the U.S., revenue grew 26% based largely on solid growth in the European banking and insurance sectors.

    U.S. public finance revenue was $32.0 million for the second quarter of 2007, 13% higher than in the second quarter of 2006, driven by strong growth in refunding activity primarily in the healthcare, housing and higher education sectors of the business.

    Moody's global research revenue rose to $78.0 million, increasing 26% from the same quarter of 2006. The quarter's growth was primarily driven by strong sales of Moody's core research products to existing customers and growth in new customers.

    Revenue at Moody's KMV for the second quarter of 2007 was $37.9 million, 9% higher than in the second quarter of 2006, due primarily to growth in risk product subscriptions and software maintenance fees.

    Moody's U.S. revenue of $399.1 million for the second quarter of 2007 was up 22% from the second quarter of 2006. International revenue of $247.0 million was 35% higher than in the prior year period and included approximately 480 basis points of positive impact from currency translation. International revenue accounted for 38% of Moody's total in the quarter compared with 36% in the year-ago period.

    Second Quarter Expenses

    Moody's operating expenses were $282.4 million in the second quarter of 2007, 27% higher than in the prior year period. About two-thirds of the increase was driven by higher personnel costs while the remaining one-third was largely driven by additional lease expense related to Moody's headquarters move and international expansion, as well as incremental technology investments. Moody's operating margin for the second quarter of 2007 was 56.3%, compared with 56.5% in the prior year period.

    Second Quarter Effective Tax Rate

    Moody's effective tax rate was 31.3% for the second quarter of 2007 compared with 40.6% for the prior year period. The decrease was due primarily to the net tax benefit associated with the resolution of certain legacy tax matters for the tax years 1997-2002. Excluding the impacts of legacy tax matters in both periods, the tax rate for the second quarter of 2007 was 40.0% compared to 41.1% for the prior year period.

    Year-to-date Results

    Revenue for the first six months of 2007 totaled $1,229.1 million, an increase of 29% from $951.6 million for the same period of 2006. First half operating income of $668.4 million was up 27% from $527.4 million for the same period of 2006. Currency translation had a positive impact on these results, increasing revenue growth by approximately 200 basis points and operating income growth by approximately 180 basis points. Diluted earnings per share of $1.56 for the first half of 2007 included a $0.19 per share benefit from the resolution of certain legacy tax matters in the second quarter. Excluding the impacts of legacy tax matters in both periods, diluted earnings per share of $1.37 grew 28% from $1.07 for the first half of 2006.

    Ratings and research revenue at Moody's Investors Service totaled $1,155.6 million for the first six months of 2007, an increase of 31% from the prior year period. Global ratings revenue was $1,002.6 million for the first six months of 2007, up 32% from $762.3 million in the same period of 2006. Research revenue rose to $153.0 million for the first half of 2007, up 25% from the first half of 2006. Finally, revenue at Moody's KMV for the first six months of 2007 totaled $73.5 million, 9% higher than in the prior year period.

    Share Repurchases

    During the second quarter of 2007, Moody's repurchased 7.7 million shares at a total cost of $500 million, which more than offset approximately 0.8 million shares issued under employee stock-based compensation plans. Share repurchases through the first half of 2007 were funded using a combination of excess free cash and borrowings under Moody's $500 million revolving credit facility. As of June 30, 2007, Moody's had approximately $0.8 billion of share repurchase authority remaining and, on Monday, July 30, 2007, Moody's Board of Directors approved a new $2 billion share repurchase program to commence immediately following completion of the existing program.

    Assumptions and Outlook for Full Year 2007

    Moody's outlook for 2007 is based on assumptions about many macroeconomic and capital market factors, including interest rates, corporate profitability and business investment spending, merger and acquisition activity, consumer spending, residential mortgage borrowing and refinancing activity and securitization levels. There is an important degree of uncertainty surrounding these assumptions and, if actual conditions differ from these assumptions, Moody's results for the year may differ from the current outlook.

    For Moody's overall, the Company projects that revenue growth for the full year will meet the lower end of our previous guidance, or mid-teens percent revenue growth for the full year 2007. This growth assumes foreign currency translation in 2007 at current exchange rates. Moody's expects the full-year operating margin, excluding the one-time gain on the sale of Moody's 99 Church Street building from 2006 results, to decline by approximately 150 basis points in 2007 compared with 2006. This reflects investments to sustain business growth including: international expansion, improving analytical processes, pursuing ratings transparency and compliance initiatives, introducing new products, improving technology infrastructure and relocating Moody's headquarters in New York City. The Company expects the quarterly spending pattern to differ from previous years, which could result in quarterly operating margins that differ materially from full-year expectations. Diluted earnings per share in 2007 are now projected to be moderately higher compared to 2006. However, excluding the one-time gain on the building sale from 2006 results and the impacts of adjustments related to legacy tax matters in 2006 and 2007, the Company continues to project that full year 2007 diluted earnings per share will meet our previous guidance, or low- to mid-teens percent growth.

    In the U.S., Moody's now projects low double digit percent revenue growth for the Moody's Investors Service ratings and research business for the full year 2007. In the U.S. structured finance business, the Company now expects revenue for the year to rise in the mid-single digit percent range, including low twenties percent growth in commercial mortgage-backed securities ratings and low teens percent growth in credit derivatives ratings, offset by a decline in revenue from U.S. residential mortgage-backed securities ratings, including home equity securitization, in the high-teens percent range, which is a greater decline than previously forecast.

    In the U.S. corporate finance business, Moody's continues to expect revenue growth for the year in the mid-twenties percent range. This assumption anticipates solid but decelerating growth from rating corporate loans partially offset by moderately slower revenue growth in speculative bond ratings.

    In the U.S. financial institutions sector, the Company now expects revenue to grow in the mid-teens percent range, up from previous guidance of low-teens percent range. For the U.S. public finance sector, Moody's continues to forecast revenue for 2007 to grow modestly despite better performance in the first half, due to an expected softening of issuance in certain sectors, including healthcare, higher education and infrastructure. The Company continues to expect growth in the U.S. research business to be about twenty percent.

    Outside the U.S., Moody's still expects ratings revenue to grow in the low twenty percent range with high-teens to low-twenty percent growth across all major business lines, led by growth in Europe of structured finance and financial institutions. The Company also now projects growth in the mid- to high-twenties percent range for international research revenue.

    For Moody's KMV globally, the Company continues to expect growth in sales and revenue from credit risk assessment subscription products, credit decision processing software, and professional services. This should result in low-double-digit percent growth in revenue with greater growth in profitability.

    Moody's is an essential component of the global capital markets. The company provides credit ratings, research, tools and analysis that help to protect the integrity of credit. Moody's Corporation (NYSE:
MCO) is the parent company of Moody's Investors Service, which provides credit ratings and research covering debt instruments and securities; Moody's KMV, a provider of quantitative credit analysis tools; Moody's Economy.com, which provides economic research and data services; and Moody's Wall Street Analytics, a provider of software tools and analysis for the structured finance industry. The corporation, which reported revenue of $2.0 billion in 2006, employs approximately 3,600 people worldwide and maintains a presence in 27 countries. Further information is available at www.moodys.com.


                         Moody's Corporation
          Consolidated Statements of Operations (Unaudited)


                                       Three Months      Six Months
                                          Ended            Ended
                                         June 30,         June 30,
                                     ---------------- ----------------

                                      2007   2006       2007    2006
Amounts in millions, except per share
 amounts
----------------------------------------------------- ----------------

Revenue                              $646.1 $511.4    $1,229.1 $ 951.6
----------------------------------------------------- ----------------

Expenses

 Operating, selling, general and
  administrative expenses             273.3  213.0       541.3   405.5

 Depreciation and amortization          9.1    9.3        19.4    18.7

                                     ---------------- ----------------
  Total expenses                      282.4  222.3       560.7   424.2

----------------------------------------------------- ----------------
Operating income                      363.7  289.1       668.4   527.4
----------------------------------------------------- ----------------

 Interest and other non-operating
  income, net                          17.8    0.7        14.5     4.1

  Income before provision for income
   taxes                              381.5  289.8       682.9   531.5

 Provision for income taxes           119.6  117.7       245.6   213.2
----------------------------------------------------- ----------------

Net income                           $261.9 $172.1     $ 437.3 $ 318.3
----------------------------------------------------- ----------------

----------------------------------------------------- ----------------
Earnings per share
 Basic                               $ 0.97 $ 0.60     $  1.60 $  1.10

 Diluted                             $ 0.95 $ 0.59     $  1.56 $  1.07
----------------------------------------------------- ----------------

Weighted average shares outstanding
 Basic                                269.6  286.4       273.6   288.5

 Diluted                              276.0  293.7       280.4   296.6
----------------------------------------------------- ----------------


                         Moody's Corporation
             Supplemental Revenue Information (Unaudited)

                                      Three Months      Six Months
                                          Ended            Ended
                                        June 30,         June 30,
                                      -------------  -----------------

Amounts in millions                    2007   2006     2007     2006

---------------------------------------------------  -----------------

Moody's Investors Service (a)

 Structured finance                   $273.4 $216.2  $  524.9 $  390.6

 Corporate finance                     141.0  103.1     255.8    184.9

 Financial institutions and sovereign
  risk                                  83.8   66.9     160.5    132.8

 Public finance                         32.0   28.4      61.4     54.0
                                      ------ ------  -------- --------

       Total ratings revenue           530.2  414.6   1,002.6    762.3

 Research                               78.0   61.9     153.0    122.1
                                      ------ ------  -------- --------

       Total Moody's Investors Service 608.2  476.5   1,155.6    884.4

Moody's KMV                             37.9   34.9      73.5     67.2
                                      ------ ------  -------- --------

Total revenue                         $646.1 $511.4  $1,229.1 $  951.6

---------------------------------------------------  -----------------

Revenue by geographic area

 United States                        $399.1 $328.1  $  777.7 $  607.0

 International                         247.0  183.3     451.4    344.6
                                      ------ ------  -------- --------

Total revenue                         $646.1 $511.4  $1,229.1 $  951.6

---------------------------------------------------  -----------------

(a) Certain prior year amounts have been reclassified to conform to the current year presentation.


                         Moody's Corporation
         Selected Consolidated Balance Sheet Data (Unaudited)


                                             June 30,    December 31,
                                                2007          2006
                                            ------------ -------------
                                               Amounts in millions

Cash and cash equivalents                    $     361.6  $      408.1
Short-term investments                              13.4          75.4
Total current assets                               918.0       1,001.9
Non-current assets                                 635.3         495.8
Total assets                                     1,553.3       1,497.7
Total current liabilities                        1,090.7         700.0
Notes payable                                      300.0         300.0
Other long-term liabilities                        428.5         330.3
Shareholders' (deficit) equity                   (265.9)         167.4
Total liabilities and shareholders' equity   $   1,553.3  $    1,497.7

Shares outstanding                                 266.9         278.6

    "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

    Certain statements contained in this release are forward-looking statements and are based on future expectations, plans and prospects for Moody's business and operations that involve a number of risks and uncertainties. The forward-looking statements and other information are made as of August 1, 2007, and the Company disclaims any duty to supplement, update or revise such statements on a going-forward basis, whether as a result of subsequent developments, changed expectations or otherwise. In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company is identifying certain factors that could cause actual results to differ, perhaps materially, from those indicated by these forward-looking statements. Those factors include, but are not limited to, matters that could affect the volume of debt securities issued in domestic and/or global capital markets, including credit quality concerns, changes in interest rates and other volatility in the financial markets; possible loss of market share through competition; introduction of competing products or technologies by other companies; pricing pressures from competitors and/or customers; the potential emergence of government-sponsored credit rating agencies; proposed U.S., foreign, state and local legislation and regulations; regulations relating to the oversight of Nationally Recognized Statistical Rating Organizations; possible judicial decisions in various jurisdictions regarding the status of and potential liabilities of rating agencies; the possible loss of key employees to investment or commercial banks or elsewhere and related compensation cost pressures; the outcome of any review by controlling tax authorities of the Company's global tax planning initiatives; the outcome of those tax and legal contingencies that relate to Old D&B, its predecessors and their affiliated companies for which the Company has assumed portions of the financial responsibility; the outcome of other legal actions to which the Company, from time to time, may be named as a party; the ability of the Company to successfully integrate acquired businesses; a decline in the demand for credit risk management tools by financial institutions; and other risk factors as discussed in the Company's annual report on Form 10-K for the year ended December 31, 2006 and in other filings made by the Company from time to time with the Securities and Exchange Commission.

    CONTACT: Moody's Corporation
             Lisa Westlake, +1-212-553-7179
             Vice President - Investor Relations
             lisa.westlake@moodys.com